Exhibit 99.1

Diodes Incorporated

FOR IMMEDIATE RELEASE

              Diodes Incorporated Reports Record Fourth Quarter and
                             Full Year 2004 Results

o   Annual revenues up 35.6% to a record $185.7 million
o   Annual net income increases 153.1% to a record $25.6 million

Westlake Village,  California,  February 7, 2005 - Diodes Incorporated  (Nasdaq:
DIOD), a leading manufacturer and supplier of high quality discrete semiconductors, today reported record financial results for the fourth quarter and fiscal year 2004 ended December 31, 2004.

Fourth Quarter Highlights:
>> Revenues increased 22% to $47.9 million
>> New product  revenue at 16% of total sales, a new record high
>> Gross margin improved  440 basis  points to 33.9%
>> Operating  income  increased  115% to a record $9.9 million
>> Net income  increased  113% to a record $7.3 million,  or $0.47 per share

Revenues for the fourth quarter of 2004 were $47.9 million, a 22.2% increase from the fourth quarter of 2003, but a sequential decrease of 3.0% from the third quarter of 2004. Net income for the quarter increased 113.2% to a record $7.3 million, compared to $3.4 million for the three months ended December 31, 2003. Diluted earnings per share were $0.47 for the fourth quarter of 2004, as compared to $0.23 for the same period last year.

Revenues for the twelve months ended December 31, 2004, increased 35.6% to a record $185.7 million, compared to $136.9 million in the same period last year. For the full year 2004, the Company earned a record $25.6 million, or $1.65 per share, as compared to net income of $10.1 million, or $0.70 per share in 2003.

C.H. Chen, President and CEO of Diodes Incorporated, commented: "2004 was a year of record-breaking financial performance for Diodes and superior execution in every key aspect of our business. Our research and development initiatives delivered a stream of breakthrough products that are establishing Diodes as a technology leader for discrete semiconductors. We continued to extend our sales reach in Asia and Europe, entering a number of important new customer accounts. Our world class manufacturing centers achieved substantial increases in unit output, while continuously improving yields and cost efficiencies.

"Finally, our focus on financial discipline resulted in excellent working capital management, improving operating margins, an ever stronger balance sheet, and substantial positive operating cash flows. In 2004, Diodes outperformed the discrete semiconductor market by nearly two times, and we feel confident we will again outperform the semiconductor market in 2005."

End Markets
"Diodes' growth in the fourth quarter was driven by continued robust customer demand and increasing market share in Asia, which contributed 62% of total revenues for the quarter," said Mark King, Vice President of Sales and Marketing. "Orders across all of our end-equipment markets remained strong and were dominated by demand in the consumer electronics and computer industries. We continued to successfully integrate our next-generation devices and ultra-miniature arrays into products, including digital audio players, set-top boxes, cell phones and notebook computers."

Sales in Europe were 2.6% of total revenues during the quarter and the Company continues to strengthen its footprint in the region. Diodes entered into a new representative relationship for Northern Europe, covering Sweden, Finland, Denmark and Norway, extending the Company's reach into these markets.

"During the quarter, we received contract awards with two European customers, both of which represent significant revenue increases for next year. And we are very encouraged to have landed our first orders with a second European mobile handset manufacturer on a design win from last quarter," said Mr. King.

New Products and Design Wins
"Design win momentum continued in the fourth quarter, resulting in multiple wins at 50 new or existing accounts from a broad range of end-equipment users. Sales of new products reached a new record high of 16.2% of total revenue, as prior design wins translated into new orders on the latest generation products," commented Mr. Chen.

"During the fourth quarter, Diodes introduced three new Schottky barrier rectifiers that employ our proprietary new high-current density package type, PowerDI(TM)5. And at the beginning of February we announced another six Schottky Rectifiers in the PowerDI(TM)5 family, which deliver unparalleled efficiency and performance improvements in a smaller space. These performance products combine lower forward voltage drop with exceptionally low reverse leakage current, resulting in the highest efficiency rectifiers of their type available. In the PowerDI(TM)5 package, these devices consume only a fraction of the PC board space occupied by competing products, and put Diodes in a leadership position to support the switch mode power supply (SMPS) market. These types of products are enabling Diodes, Inc. to continue to build our position with existing customers, enter new accounts and drive sustainable margin expansion as proprietary and performance devices become a bigger component of our sales mix."

Additional Financial Highlights
Gross profit for the fourth quarter of 2004 was $16.2 million compared to $16.7 million in the third quarter of 2004, and increased 40.2% over the $11.6 million in the fourth quarter of 2003. Gross margin remained consistent with the third quarter of 2004 at 33.9% of sales. Compared to the prior-year quarter, gross margin increased 440 basis points due to an improved product mix, new product revenue expansion and manufacturing cost efficiencies. For the year, gross margin increased 600 basis points to 32.7% from 26.7% last year.

For the quarter, SG&A expenses were $5.4 million, or 11.4% of sales, as compared to $5.5 million, or 14.0% of sales, in the comparable quarter last year. Sequentially, SG&A expenses were approximately $0.7 million lower due to one-time reductions in Asia sales commissions and royalty expenses. Research and development expenses rose 30.5% to $0.9 million, or 1.9% of revenue, from $0.7 million, or 1.8%, in the fourth quarter of 2003, as the Company continues to invest in enhancing current product features and developing new products.

Operating income for the fourth quarter increased 115.2% to a record $9.9 million, or 20.6% of sales, compared to $4.6 million, or 11.7%, for the fourth quarter of 2003. Other expense for the fourth quarter was $0.5 million, due primarily to currency exchange losses related to the weakened U.S. dollar.

The Company recorded a $1.8 million income tax provision for the fourth quarter, for an effective tax rate of 19.7%. The tax expense includes a $1.3 million tax provision for planned foreign dividend distributions under the American Jobs
Creation Act of 2004, offset by a $1.2 million foreign reinvestment tax refund (net of U.S. taxes) and a $0.6 million research and development tax credit.

Capital expenditures for the current quarter were $7.8 million and $26.2 million for the full year. Depreciation expense for the quarter was $3.6 million and $13.2 million for the full year.

At December 31, 2004, Diodes had $19.0 million in cash, $50.8 million in working capital and $11.3 million in term debt. For the fiscal 2004, shareholder equity increased 50.4% to $107.5 million. Cash flow from operations was $8.2 million for the quarter and $29.3 million for the year of 2004.

Business Outlook
"After the blistering pace of 2004, the initial outlook for the semiconductor industry as a whole is somewhat muted for 2005. For the first quarter of 2005, Diodes continues to experience solid bookings and we expect sales and gross margins to be comparable to the fourth quarter 2004," said Mr. Chen. "As we enter 2005, given the strength of demand for our new products and continued stream of new performance devices, we again expect to significantly outperform the semiconductor market."

Conference Call
Diodes Incorporated will hold its fourth quarter conference call for all interested persons at 8 a.m. Pacific Time (11 a.m. Eastern Time) today to discuss its results. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the investor section of Diodes' website at www.diodes.com. To listen to the live call, please go to the Investor section of Diodes website and click on the Conference Call link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes website for 60 days.

About Diodes Incorporated
Diodes Incorporated (Nasdaq: DIOD) is a leading manufacturer and supplier of high-quality discrete semiconductor products, serving the communications, computer, industrial, consumer electronics and automotive markets. The Company operates three Far East subsidiaries, Diodes-China (QS-9000 and ISO-14001 certified) in Shanghai, Diodes-Taiwan (ISO-9000 certified) in Taipei, and Diodes-Hong Kong. Diodes-China's manufacturing focus is on subminiature surface-mount devices destined for wireless devices, notebook, flat panel display, digital camera, mobile handset, set top box, DC to DC conversion, and automotive applications, among others. Diodes-Taiwan is our Asia-Pacific sales, logistics and distribution center. Diodes-Hong Kong covers sales warehouse and logistics functions. The Company's 5" wafer foundry, Diodes-FabTech (QS-9000 certified), specializes in Schottky products and is located just outside Kansas City, Missouri. The Company's ISO-9000 corporate sales, marketing, engineering and logistics headquarters is located in Southern California. For further information, visit the Company's website at http://www.diodes.com.

Safe Harbor  Statement  Under the Private  Securities  Litigation  Reform Act of
1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as fluctuations in product demand, the introduction of new products, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, risks of foreign operations, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Source:  Diodes Incorporated
CONTACT: Carl Wertz, Chief Financial Officer, Diodes Incorporated (805) 446-4800 e-mail: carl_wertz@diodes.com or
Crocker Coulson, President, Coffin Communications Group,
(818) 789-0100, e-mail: crocker.coulson@ccgir.com


Recent  news   releases,   annual   reports,   and  SEC   filings  are available
at  the   Company's   website: http://www.diodes.com.  Written  requests  may be sent  directly  to the  Company,  or  they  may be  e-mailed  to:
diodes-fin@diodes.com.


       CONSOLIDATED CONDENSED INCOME STATEMENT and BALANCE SHEET FOLLOWS



                      DIODES INCORPORATED AND SUBSIDIARIES
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                   (Unaudited)

                                                          Three Months Ended                            Twelve Months Ended
                                                             December 31,                                  December 31,
                                              ------------------------------------------- ------------------------------------------
                                                     2003                  2004                  2003                   2004
                                              --------------------  -------------------   ------------------    -------------------
Net sales                                         $  39,202,000         $  47,887,000         $   136,905,000       $  185,703,000
Cost of goods sold                                   27,643,000            31,676,000             100,377,000          124,968,000
                                              --------------------  -------------------    ------------------    -------------------

     Gross profit                                    11,559,000            16,211,000              36,528,000           60,735,000

Selling, general and administrative
expenses                                              5,490,000             5,439,000              19,587,000           23,503,000
Research and development expenses                       691,000               902,000               2,049,000            3,422,000
Loss (gain) on sale of fixed assets                     791,000                    --               1,036,000               14,000
                                              --------------------  -------------------    ------------------    -------------------
     Total operating expenses                         6,972,000             6,341,000              22,672,000           26,939,000

     Income from operations                           4,587,000             9,870,000              13,856,000           33,796,000

Other expense
     Interest expense, net                             (189,000)             (150,000)               (860,000)            (637,000)
     Other                                              (34,000)             (385,000)                 (5,000)            (418,000)
                                              --------------------  -------------------    ------------------    -------------------
                                                       (223,000)             (535,000)               (865,000)          (1,055,000)

Income before income taxes and minority
interest                                              4,364,000             9,335,000              12,991,000           32,741,000
Income tax provision                                   (776,000)           (1,836,000)             (2,460,000)          (6,514,000)
                                              --------------------  -------------------    ------------------    -------------------
Income before minority interest                       3,588,000             7,499,000              10,531,000           26,227,000

Minority interest in joint venture earnings            (151,000)             (170,000)               (436,000)            (676,000)
                                              --------------------  -------------------    ------------------    -------------------

Net income                                        $   3,437,000         $   7,329,000         $    10,095,000       $   25,551,000
                                              ====================  ===================    ==================    ===================

Earnings per share
     Basic                                        $        0.27         $        0.53         $          0.79       $         1.91
     Diluted                                      $        0.23         $        0.47         $          0.70       $         1.65
                                              ====================  ===================    ==================    ===================

Weighted average shares outstanding
     Basic                                           12,954,320            13,896,695              12,730,808           13,404,276
     Diluted                                         14,932,341            15,707,776              14,406,054           15,471,438
                                              ====================  ===================    ==================    ===================



              The accompanying notes are an integral part of these
                             financial statements.

                      DIODES INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEET


                                     ASSETS


                                                                              December 31,            December 31,
                                                                                  2003                    2004
                                                                           -------------------     -------------------
                                                                                                      (Unaudited)
CURRENT ASSETS
     Cash and cash equivalents                                                  $  12,847,000           $  18,970,000
     Accounts receivable
         Customers                                                                 27,010,000              38,682,000
         Related parties                                                            3,938,000               5,526,000
                                                                           -------------------     -------------------
                                                                                   30,948,000              44,208,000
         Less:  Allowance for doubtful receivables                                    375,000                 432,000
                                                                           -------------------     -------------------
                                                                                   30,573,000              43,776,000

     Inventories                                                                   16,164,000              22,238,000
     Deferred income taxes, current                                                 5,547,000               3,731,000
     Prepaid expenses and other current assets                                      2,256,000               4,243,000
     Prepaid income taxes                                                             446,000                 406,000
                                                                           -------------------     -------------------
                  Total current assets                                             67,833,000              93,364,000

PROPERTY, PLANT AND EQUIPMENT, at cost, net
    of accumulated depreciation and amortization                                   47,893,000              60,857,000

DEFERRED INCOME TAXES, non-current                                                  1,816,000               2,095,000

OTHER ASSETS
     Goodwill                                                                       5,090,000               5,090,000
     Other                                                                          1,163,000               1,798,000
                                                                           -------------------     -------------------

TOTAL ASSETS                                                                    $ 123,795,000           $ 163,204,000
                                                                           ===================     ===================



              The accompanying notes are an integral part of these
                             financial statements.

                      DIODES INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEET

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                                December 31,           December 31,
                                                                                    2003                   2004
                                                                              ------------------     ------------------
                                                                                                        (Unaudited)
CURRENT LIABILITIES
     Line of credit                                                               $   8,488,000          $   6,167,000
     Accounts payable
         Trade                                                                       14,029,000             17,274,000
         Related parties                                                              3,453,000              3,936,000
     Accrued liabilities                                                              8,715,000             11,527,000
     Current portion of long-term debt
         Related party                                                                2,500,000              2,500,000
         Other                                                                        3,333,000              1,014,000
     Current portion of capital lease obligations                                       161,000                165,000
                                                                              ------------------     ------------------
                  Total current liabilities                                          40,679,000             42,583,000

LONG-TERM DEBT, net of current portion
         Related party                                                                3,750,000              1,250,000
         Other                                                                        3,000,000              6,583,000

CAPITAL LEASE OBLIGATIONS, net of current portion                                     2,334,000              2,172,000

MINORITY INTEREST IN JOINT VENTURE                                                    2,582,000              3,133,000

STOCKHOLDERS' EQUITY
     Class A convertible preferred stock - par value $1.00 per share;  1,000,000 shares authorized;
         no shares issued and outstanding                                                    --                     --
     Common stock - par value $0.66 2/3 per share;
         30,000,000 shares authorized; 14,627,284 and 15,763,266
         shares issued at December 31, 2003
         and December 31, 2004, respectively                                          6,502,000              7,260,000
     Additional paid-in capital                                                      11,192,000             20,100,000
     Retained earnings                                                               55,779,000             81,330,000
                                                                              ------------------     ------------------
                                                                                     73,473,000            108,690,000
     Less:
         Treasury stock - 1,613,508 shares of common stock, at cost                   1,782,000              1,782,000
         Accumulated other comprehensive loss (gain)                                    241,000               (575,000)
                                                                              ------------------     ------------------
                                                                                      2,023,000              1,207,000

                  Total stockholders' equity                                         71,450,000            107,483,000
                                                                              ------------------     ------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                        $ 123,795,000          $ 163,204,000
                                                                              ==================     ==================


              The accompanying notes are an integral part of these
                             financial statements.